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                                                                     Exhibit 21

                     Subsidiaries of Sotheby's Holdings, Inc.

The significant subsidiaries of Sotheby's Holdings, Inc., which are wholly owned except where indicated, are as follows:

                                                     JURISDICTION OF
                                                      INCORPORATION
                                                     ---------------

Sotheby's Holdings, Inc.                                Michigan
    Sotheby's Financial Services, Inc.                 Nevada
    SPTC, Inc.                                         Nevada
    SFS Holdings, Inc.                                 Delaware
        Fine Art Insurance Ltd.                        Bermuda
    Sotheby's, Inc.                                    New York
    Oatshare Limited                                   United Kingdom
        Sotheby's                                      United Kingdom